Prima Energy Reports Year-End Reserves,
Capital Budget, Production Information and Hedging Update

DENVER, March 10, 2003 — Prima Energy Corporation (NASDAQ: PENG) today reported that its estimated net proved reserves at December 31, 2002 totaled 87.4 billion cubic feet (bcf) of natural gas and 3.9 million barrels of oil, or 111.1 bcf of natural gas equivalents (bcfe). Approximately 76% of these proved reserves were classified as developed. The present value of estimated future net revenues from proved reserves, before income taxes, using a 10% discount factor (PV10), totaled $128.8 million at year-end 2002. These estimates were prepared in accordance with Securities and Exchange Commission guidelines that prescribe using product prices in effect as of the last day of the year, without future escalation. Incorporating all appropriate adjustments for product quality, location, and costs of transportation, average prices reflected in Prima’s reserve estimates as of the end of 2002 were $2.64 per Mcf of natural gas and $31.30 per barrel of oil.

At the end of the prior year, Prima’s estimated proved reserves included 115.2 bcf of natural gas and 3.4 million barrels of oil, or a total of 135.6 bcfe, with a PV10 of $91.9 million, using average product prices of $1.94 per Mcf of natural gas and $19.71 per barrel of oil.

Using year-end prices held constant, Prima’s estimated probable reserves totaled approximately 323 bcfe at the end of 2002, compared to 314 bcfe at the end of 2001. At both dates, estimated probable reserves were primarily associated with the Company’s Powder River Basin coal bed methane (“CBM”) properties. The number of potential CBM drilling locations that were attributed estimated probable reserves at the end of 2002 was 951, compared to 934 at the end of 2001.

Prima’s investments on oil and gas properties in 2002 aggregated approximately $22.2 million ($7.6 million, net of $14.6 million of proceeds from asset sales). This included approximately $8.9 million for development of properties in the Denver Basin, $7.4 million of costs incurred on Powder River Basin CBM properties, $0.5 million for development of other properties, $3.5 million for exploratory drilling and acreage costs, and $1.9 million on capitalized overhead. Most of these investments were directed toward activities that did not add, nor were expected to add, incremental proved reserves in 2002, including: development of previously-established proved reserves in the Denver Basin and at the Company’s Porcupine-Tuit CBM property; pilot projects in the Powder River Basin designed to evaluate and develop deeper coal seams, which will generate proved reserves additions in future periods if our expectations are met; exploration on the Company’s Coyote Flats prospect in Utah, where the initial test well has not yet been completed and determination of commerciality is still pending; and exploratory acreage acquisitions. Estimated additions to proved reserves from extensions, discoveries and acquisitions in 2002 totaled approximately 11.0 bcfe, slightly greater than total production during the year of approximately10.6 bcfe. The additions primarily resulted from field extensions in the Denver Basin.

The year-over-year decline in proved reserve quantities of 24.5 bcfe primarily reflected 8.2 bcfe of property sales and exchanges, and net revisions aggregating approximately 16.6 bcfe.

Net revisions to proved reserves during the year were primarily attributable to our Powder River Basin CBM properties, and reflected more conservative estimation methodology and incorporation of additional data related to non-producing properties with thinner, shallower coals. In addition to incorporating stricter criteria employed by our independent engineers for determining which undrilled CBM locations qualified as having proved reserves, we elected to prepare our estimates of CBM proved and probable reserves at the end of 2002 utilizing more conservative assumptions than previously used. Among the changes that we implemented were the following: we increased estimated future development and operating costs, to reflect rising costs for certain services and arrangements with surface owners; we increased projected costs for water disposal due to anticipated regulatory actions; we incorporated expectations of longer lead times for property development, due primarily to anticipated regulatory constraints; we modified the projected production profile, to reflect an assumption of longer de-watering times; and, we excluded all undrilled locations for which economic runs indicated expected returns above 10%, but less than 20%, to more closely approximate our internal hurdle rate. As a result, our estimated reserves at the end of 2002 exclude properties with thinner, shallower coals that we do not currently anticipate developing, as we concentrate on higher-potential reserve targets. However, we believe such properties retain considerable value for possible sale, trade, or future development. As of December 31, 2002, the projected future development costs for our estimated undeveloped CBM proved and probable reserves averaged $0.32 per Mcfe. Our projected future operating costs for Prima’s total 330 bcfe of net proved and probable CBM reserves averaged $0.27. We believe these metrics indicate the continued attractiveness of this operating area if our expectations are realized and gas markets remain constructive.

Economic runs using futures prices quoted on December 31, 2002 were also prepared, and yielded PV10 values for Prima’s proved and probable reserves that were within 2% of the SEC PV10 estimates at that date. However, recent increases in longer-term natural gas futures prices would have a larger impact. The following table compares our year-end SEC case with PV10 values calculated as of the same date, using average futures prices over the next five years, as quoted on February 27, 2003. After incorporating all adjustments to quoted index prices appropriate for our property base, average price realizations reflected in this alternate case were $3.00 per Mcf of natural gas and $25.99 per barrel of oil for proved reserves. For probable reserves, the average gas price of $2.47 per Mcf reflects a higher weighting of Powder River Basin CBM production, for which we receive lower wellhead prices.

		SEC Case	Alternate Case
	Bcfe	PV10	PV10

		($Millions)	($Millions)
Proved Reserves	111.1	128.8	136.1
Probable Reserves	322.7	176.2	232.7
Proved + Probable Reserves	433.8	305.0	368.8

2003 Capital Budget

Excluding acquisitions, Prima plans to make capital investments in 2003 aggregating between $25 million and $30 million. We expect to be able to fund these investments with cash flow from operations. Our initial projected allocation for 2003 capital investments is approximately as follows: 50% for exploitation of CBM properties in the Powder River Basin; 25% for development of properties in the Denver-Julesburg Basin; 15% for higher-risk exploration activities; and 10% for other operations, including oilfield service companies. The planned CBM activities include drilling a total of 75 to 90 gross wells in our Porcupine-Tuit, Kingsbury, Wild Turkey, and Cedar Draw project areas. Activities planned at Porcupine-Tuit will be primarily for drilling proved undeveloped locations near other wells that have been producing gas at excellent rates from relatively shallow, but thick Wyodak coals for several months. Drilling at the other three projects will be targeting probable reserves in deeper coals that have not yet been extensively developed in the area. We anticipate that these deeper coals will need to be de-watered for a longer period of time, perhaps a year or more, before significant gas production rates are established. As a result, these activities may not generate additions to proved reserves in the current year. If our expectations are realized, however, operations on these properties will result in the conversion of a substantial portion of our probable reserves to proved reserves over the following two to three years, resulting in material increases in our production and proved reserves.

Although not budgeted, we continue to seek acquisitions that we believe will enhance our existing businesses. At the end of 2002, we held cash and short-term investments totaling approximately $38 million and had no long-term debt. An acquisition could be consummated using these cash reserves, bank borrowings, and/or through issuance of debt or equity securities.

Production

Without any contribution from new exploration or acquisitions, we are projecting that our current year oil and gas production will approximate 12.5 bcfe to 13.0 bcfe, representing year-over-year growth of 18% to 23%. Earlier, we had expected to be able to drill and hook up 26 new wells on Forest Service land within our Porcupine-Tuit project area by the end of the current quarter. We have been delayed in obtaining permits to access these lands due to regulatory review and an appeal of the Forest Service’s decision to approve our requested permits. We anticipate a favorable resolution of this appeal and are currently planning to drill these wells beginning in the third quarter of 2003. However, this scheduled drilling is dependent upon receiving permit approvals from both the Forest Service and the Bureau of Land Management, and further delays could be encountered.

The initial 58 wells that were hooked up at Porcupine-Tuit during the second half of 2002 have performed well, and this CBM project is the principal source of Prima’s expected year-over-year production growth. Gross production has ramped up to a current level of approximately 18,000 Mcf per day, and we expect production to increase to approximately 21,000 Mcf per day in the second quarter, when the third-party contracted to gather this gas is planning to install additional compression. Later in the year, Prima plans to hook-up four wells drilled at Porcupine-Tuit in 2002 that are currently shut-in, in addition to any wells that are drilled this year. If drilling permits are secured for new drilling, these activities will be coordinated to maximize efficiencies. Prima’s net working and revenue interests in the existing and planned wells at Porcupine-Tuit average approximately 93% and 78%, respectively.

Commodity Derivatives / Hedges

Natural gas represents more than 80% of Prima’s total oil and gas production mix. As of the close of business last Friday, Prima had forward-sold 350,000 MMBtu of natural gas per month (representing between 35% and 45% of projected gas volumes), for the months of April 2003 through October 2003, at an average NYMEX price of $5.95 per MMBtu. These contracts are presently not effective hedges because we have not locked in the basis differential between the NYMEX-contract Henry Hub delivery point and a Rocky Mountain delivery point near our wells. For the period covered by these NYMEX contracts, a recent quote for this basis differential was approximately $1.50 per MMBtu discount for Rocky Mountain gas. An additional 200,000 MMBtu of natural gas have been forward-sold for April 2003, at an average Colorado Interstate Gas Index price of $4.20 per MMBtu, which represents an effective hedge.

With respect to crude oil, Prima has entered into forward-sale NYMEX contracts covering 5,000 barrels per month (representing between 15% and 20% of projected oil volumes), for the contract months of July 2003 through December 2003, at an average price of $30.75 per barrel.

Prima is a Denver-based independent oil and gas company engaged in the exploration for, acquisition, development and production of natural gas and crude oil. Through its wholly owned subsidiaries, Prima is also engaged in oil and gas property operations, oilfield services and natural gas gathering, marketing and trading. The Company’s current activities are principally conducted in the Rocky Mountain region of the United States.

Cautionary Note to U.S. Investors — The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as probable reserves, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our Form 10-K, File No. 0-9408, available from us at 1099 18th Street, Suite 400, Denver, CO 80202. You can also obtain this form from the SEC by calling 1-800-SEC-0330.

This press release contains forward-looking statements regarding Prima’s oil and gas reserve estimates, its future oil and gas production, its future capital investments, its future additions to proved reserves, its future cash flow, other future activities, and oil and gas markets. Such statements are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Any such statements or projections reflect Prima’s current views with respect to future events and performance. No assurance can be given, however, that these events will occur or that such projections will be achieved, and actual results or events could differ materially from those projected. Factors which could cause results to differ from projections include volatility of oil and natural gas prices, uncertainty of reserve estimates, risks of oil and natural gas exploration, development and production, competition, operating hazards and uninsured risks, government regulation, environmental matters, and the conduct of third parties. A more complete discussion of important factors that could cause actual results to differ materially from those projected is included in Prima’s Annual Report on Form 10-K.

CONTACT:	Prima Energy Corporation, Denver
Richard H. Lewis or Neil L. Stenbuck 303/297-2100